EXHIBIT 23.2

Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated April 28, 2003 relating to the consolidated financial statements and financial statement schedule of Alliance Semiconductor Corporation, which appears in Alliance Semiconductor Corporation's Annual Report on Form 10-K for the year ended March 31, 2003.

/s/ PricewaterhouseCoopers LLP

San Jose, CA
August 29, 2003